Exhibit 99.a

INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE FOURTH QUARTER AND FULL YEAR 2005

St. Louis, Missouri, January 25, 2006 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the fourth quarter and full year ended December 31, 2005.

Operating Results - Fourth Quarter

Net sales for the fourth quarter of 2005 were $593.5 million, compared with $602.0 million in the fourth quarter of 2004, a decrease of 1.4%. Net earnings for the fourth quarter were $17.1 million, down from $22.3 million reported for the fourth quarter of last year. Diluted net earnings per common share were $0.34 as compared to $0.42 in the fourth quarter of last year.

Included in the 2005 fourth quarter net earnings were restructuring, asset impairment and severance charges totaling $1.0 million ($1.6 million before income tax benefits) or $0.02 per diluted common share. The 2004 fourth quarter net earnings were negatively impacted by restructuring and asset impairment charges totaling $1.5 million ($2.4 million before income tax benefits) or $0.03 per diluted common share.

Operating Results - Full Year 2005

Net sales for the full year of 2005 were $2,386.8 million, compared with $2,447.4 million for the full year of 2004, a decrease of 2.5%. Net earnings for the full year were $61.4 million, or $1.18 per diluted common share as compared to $91.6 million, or $1.66 per diluted common share for the full year 2004.

Included in the full year 2005 net earnings were restructuring, asset impairment and severance charges totaling $13.9 million ($21.4 million before income tax benefits) or $0.27 per diluted common share. Included in the full year 2004 net earnings were restructuring and asset impairment and severance charges totaling $5.9 million ($9.2 million before income tax benefits) or $0.11 per diluted common share, as well as a $0.09 charge related to the loss of collectibility of a receivable.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “We continue to see a difference in revenues across our Brands. Weakness at Broyhill was partially offset by revenue increases at Thomasville and revenues were essentially flat at Lane and HDM. Lower volume at Broyhill combined with raw material price increases across all our Brands contributed to the year over year earnings decline. The combined effect of these was partially offset by selected price increases and ongoing cost savings programs.

“Our most recent earnings update contemplated 8 cents of restructuring and asset impairment charges in the fourth quarter. Our actual restructuring and asset impairment charges were lower than we expected because we sold two manufacturing facilities late in the quarter intact as opposed to liquidating them.

“In the longer-term, we continue to pursue the strategies that will drive both growth and profitability across the company. Our senior management team is focused on building our Brands through aggressive marketing, product development and consumer research. The consolidation of back office and manufacturing operations of our high-end brands is on plan; our logistics and supply chain, procurement, and retail development processes are being streamlined across all our Brands.”

Mr. Holliman continued, “We continue to generate strong cash flow from operations. During the fourth quarter we repurchased 1.5 million shares of our common stock at an average cost of $19.81. This represents the largest number of shares repurchased in a single quarter since we began the repurchase program in January of 2004. For the full year 2005 we repurchased 4.1 million shares of our common stock at an average cost of $20.04. We expect to remain in the market buying stock on an opportunistic basis using available free cash flow.”

Outlook

Mr. Holliman concluded, “With respect to the first quarter, orders are tracking up in the first three weeks of the period. We currently expect net sales for the quarter to be up in the low single digits versus the year ago period and net earnings to be in the 43 to 47 cent range, which includes the effect of 2 cents in previously disclosed restructuring, asset impairment and severance charges. As is our practice, we will provide an update on our first quarter expectations in early March.”

A conference call will be held to discuss the fourth quarter results at 7:30 a.m. (Central Time) on January 26, 2006. The call can be accessed at on the company’s website at www.furniturebrands.com.

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expected earnings per share, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the first quarter of 2006 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net sales	$593,529	$601,981	$2,386,774	$2,447,430
Cost of sales	444,153	448,812	1,797,972	1,818,887
Gross Profit	149,376	153,169	588,802	628,543
Selling, general and administrative expenses	121,984	115,935	489,454	472,887
Earnings from operations	27,392	37,234	99,348	155,656
Interest expense	2,783	2,982	11,877	15,314
Other income, net	1,086	508	4,523	2,298
Earnings before income tax expense	25,695	34,760	91,994	142,640
Income tax expense	8,553	12,427	30,558	51,073
Net earnings	$17,142	$22,333	$61,436	$91,567

Net earnings per common share (diluted)	$0.34	$0.42	$1.18	$1.66

Average diluted common shares
outstanding (in thousands)	50,479	53,529	52,104	55,220

Included in the above Consolidated Statements of Operating Results are charges for restructuring, severance and the loss of collectibility of an accounts receivable from a major customer. The following reconciliation of net earnings shows the breakdown of these charges and their impact on operations. The Company believes the exclusion of these charges provides a meaningful depiction of its ongoing operations.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net earnings	$17,142	$22,333	$61,436	$91,567

Adjustments:
Restructuring charges (1):
Cost of sales	1,953	994	7,427	5,953
Selling, general and administrative expenses	(375)	1,382	10,910	3,296
Severance (executive)	-	-	3,072	-
BHFC write-off	-	-	-	8,285
	1,578	2,376	21,409	17,534
Income tax expense	552	867	7,493	6,400
Net earnings - adjustments	1,026	1,509	13,916	11,134

Adjusted - Net earnings	18,168	$23,842	$75,352	$102,701

Adjusted - earnings per share - diluted	$0.36	$0.45	$1.45	$1.86

(1) Restructuring charges include asset impairment charges, severance and other closing costs associated with the previously announced plant shutdowns.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$114,322	$51,248
Receivables, net	349,202	374,733
Inventories	432,814	444,828
Prepaid expenses and other current assets	33,906	37,316
Total current assets	930,244	908,125
Property, plant and equipment, net	250,817	284,973
Intangible assets	352,178	352,768
Other assets	47,561	41,893
	$1,580,800	$1,587,759

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$101,860	$85,363
Accrued expenses and other current liabilities	103,470	111,647
Total current liabilities	205,330	197,010
Long-term debt	301,600	302,400
Other long-term liabilities	169,918	130,866

Shareholders’ equity	903,952	957,483
	$1,580,800	$1,587,759

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Cash flows from operating activities:
Net earnings	$17,142	$22,333	$61,436	$91,567
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	10,485	12,120	45,240	49,050
Other, net	(844)	1,247	10,337	2,048
Changes in operating assets and liabilities:
Accounts receivables	(5,700)	(6,414)	25,531	(8,285)
Inventories	2,000	14,186	12,014	(30,144)
Prepaid expenses and other assets	6,530	(5,405)	(6,903)	(13,616)
Accounts payable and other accrued expenses	(4,161)	(25,873)	20,717	12,574
Deferred tax liabilities	694	2,240	(3,834)	6,018
Other long-term liabilities	9,645	3,667	24,445	(1,875)
Net cash provided by operating activities	35,791	18,101	188,983	107,337

Cash flows from investing activities:
Proceeds from the disposal of assets	5,568	1,589	9,829	8,103
Additions to property, plant and equipment	(7,355)	(10,137)	(28,541)	(30,593)
Net cash used by investing activities	(1,787)	(8,548)	(18,712)	(22,490)

Cash flows from financing activities:
Payments of long-term debt	-	-	(800)	(800)
Proceeds from the issuance of common stock	-	-	-	4,230
Payments of cash dividends	(7,618)	(7,962)	(31,267)	(28,643)
Proceeds from the issuance of treasury stock	107	1,269	7,552	8,747
Payments for the purchase of treasury stock	(30,660)	(12,048)	(82,682)	(88,801)
Net cash used by financing activities	(38,171)	(18,741)	(107,197)	(105,267)

Net increase (decrease) in cash and cash equivalents	(4,167)	(9,188)	63,074	(20,420)
Cash and cash equivalents at beginning of period	118,489	60,436	51,248	71,668
Cash and cash equivalents at end of period	$114,322	$51,248	$114,322	$51,248

Supplemental Disclosure:
Cash payments for income taxes, net	$7,755	$6,570	$40,570	$32,577

Cash payments for interest expense	$2,722	$3,025	$11,954	$16,202